DATED 30th NOVEMBER 1995



                            ADT (UK) LIMITED

                               ADT LIMITED

                       ELECTRONIC SIGNATURES, INC.


                                   and


                        CHECKPOINT SYSTEMS, INC.



                                AGREEMENT

                        for the sale and purchase
                         of Actron Group Limited






                                  London

                                  CONTENTS
CLAUSE                                                                 PAGE
1.          Interpretation . . . . . . . . . . . . . . . . . . . . . . . .
2.          Condition Precedent. . . . . . . . . . . . . . . . . . . . . .
3.          Sale and Purchase of the Shares. . . . . . . . . . . . . . . .
4.          Repayment of the Group Loans and Satisfaction of the
             Consideration
5.          Escrow Account . . . . . . . . . . . . . . . . . . . . . . . .
6.          Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . .
7.          Seller's Warranties. . . . . . . . . . . . . . . . . . . . . .
8.          Tax Deed . . . . . . . . . . . . . . . . . . . . . . . . . . .
9.          Completion . . . . . . . . . . . . . . . . . . . . . . . . .
10.         Employees. . . . . . . . . . . . . . . . . . . . . . . . . .
11.         Release of Guarantees. . . . . . . . . . . . . . . . . . . .
12.         Non-Competition Covenant by ADT. . . . . . . . . . . . . . .
13.         ADT Name . . . . . . . . . . . . . . . . . . . . . . . . . .
14.         Confidentiality and Information. . . . . . . . . . . . . . .
15.         Guarantee and Warranties by ADT. . . . . . . . . . . . . . .
16.         Guarantee and Warranties by Checkpoint . . . . . . . . . . .
17.         Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .
18.         General. . . . . . . . . . . . . . . . . . . . . . . . . . .
19.         Governing Law and Jurisdiction . . . . . . . . . . . . . . .

SCHEDULES

1.          Particulars of Actron. . . . . . . . . . . . . . . . . . . .
2.          The Subsidiaries . . . . . . . . . . . . . . . . . . . . . .
3.          Warranties . . . . . . . . . . . . . . . . . . . . . . . . .
4.          Warranty Limits. . . . . . . . . . . . . . . . . . . . . . .
5.          Treatment of Claims. . . . . . . . . . . . . . . . . . . . .

THIS AGREEMENT  is made on 30th November, 1995 BETWEEN:

 (1) ADT (UK) LIMITED, a company incorporated in England with registered number 1838517, whose registered office is at 19/21 Denmark Street, Wokingham, Berkshire RG40 2QE, England (the "Seller");

 (2) ADT LIMITED, a company incorporated in Bermuda, whose registered office is at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda ("ADT");

 (3) ELECTRONIC SIGNATURES, INC., a company incorporated in the State of Delaware, United States of America, with offices at 1409 Foulk Road, Suite 102, Wilmington, Delaware 19803-108, United States of America (the "Purchaser"); and

 (4) CHECKPOINT SYSTEMS, INC., a company incorporated in the State of Pennsylvania, United States of America, with offices at 101 Wolf Drive, Thorofare, NJ 08086, United States of America ("Checkpoint").

WHEREAS:

 (A) The Seller wishes to sell and the Purchaser wishes to purchase all the issued share capital of Actron Group Limited on the terms set out in this agreement.

 (B) ADT and Checkpoint are willing to guarantee the obligations of the Seller and of the Purchaser, respectively, under this agreement.

IT IS AGREED  as follows:

1.    INTERPRETATION
 (1)  In this agreement:

      "Accounts Date" means 30th September, 1995;

      "Actron" means Actron Group Limited, short particulars of which are set out in Schedule 1;

      "Adjustment" means any payment required to be made under clause 6(6),
      (7) or (8) or Schedule 5;

      "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller's Solicitors and the Purchaser's Solicitors;

      "ADT Group" means ADT and its subsidiaries for the time being (but excluding the Companies);

      "Business Day" means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

      "Companies" means the UK Companies and the European Companies and "Company" means any of them;

      "Completion" means completion of the sale and purchase of the Shares in accordance with clause 9;

      "Contract Losses" means the amount by which the aggregate of the estimated direct costs associated with sales and installations of electronic article surveillance systems (excluding sales of electronic tags or labels) made or contracted to be made up to 31st December, 1996 by the Companies pursuant to contracts with customers in effect, and in respect of which invoices have not been issued, at Completion exceeds the aggregate of the selling price agreed to be paid by the customers pursuant to those contracts and for these purposes "direct costs" means actual direct material and labour costs (including estimated installation costs) required to fulfil the relevant Company's obligations in respect of those sales and installations under the contracts in question;

      "Contract Losses Statement" means the statement of Contract Losses agreed or determined in accordance with clause 6;

      "Deed of Settlement" means the Deed of Settlement and Release in the Agreed Form;

      "Deposit" means the sum of $1,000,000 paid by the Purchaser to Kay Collyer & Boose of One Dag Hammarskjold Plaza, New York, NY 10017 2299, United States of America on 11th October, 1995 pursuant to clause 3.1 of the Purchase Agreement;

      "Disclosure Documents" means the documents listed in the schedule to the Disclosure Letter;

      "Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser;

      "dollars" or "$" denotes United States dollars;

      "Escrow Account" means the interest-bearing deposit account in the joint names of the Seller's Solicitors and the Purchaser's Solicitors at Barclays Bank PLC, St Helier, Jersey, sort code 20-45-05, account no. 89731511;

      "Escrow Amount" means the sum of $5,400,000 to be deposited in the Escrow Account pursuant to clause 4(2)(b), or such principal sum as shall remain in the Escrow Account from time to time;

      "European Companies" means those Subsidiaries listed in Schedule 2 (other than Actron UK Limited);

      "European Properties" means the properties shortly described in Part II of Exhibit 2;

      "Financial Information" means (i) the aggregated statements of income of the Companies for each of the three years ended 31st December, 1994 and for the nine months ended on the Accounts Date, (ii) the aggregated statements of assets and liabilities of the Companies at the Accounts Date, 31st December, 1994 and 31st December, 1993 and (iii) the summary of significant accounting policies of the Companies, a copy of which comprises Exhibit 4;

      "Group Loans" means the sums of L28,357,816 and L138,155 respectively owed by Actron and Actron UK Limited to the Seller, by way of unsecured, interest free loans, repayable on demand;

      "Intellectual Property Rights" means all and any patents, trademarks, service marks, trade names, registered designs, unregistered design rights, copyrights (including software) and rights in confidential information, and all and any other intellectual property rights, whether registered or unregistered, and including all applications and rights to apply for any of the same;

      "Net Assets" means the amount by which the aggregate value of the consolidated assets of the Companies exceeds the aggregate value of the consolidated liabilities of the Companies as at Completion, after giving effect to clause 4(3) but excluding a sum equal to the Group Loans and before (i) making any provision in respect of any liability to Checkpoint or any of its subsidiaries or in respect of any actual or potential liability the subject of Schedule 5 or (ii) making any provision in respect of any closure or redundancy costs or otherwise taking into account any reorganisation or other change in the assets or method of conducting the business of any of the Companies resulting from any action taken or proposed to be taken by any of the Companies after Completion;

      "Net Assets Statement" means the statement of Net Assets agreed or determined in accordance with clause 6;

      "Net Sales" means the consolidated net sales of the Companies to third parties for the year ended 31st December, 1994;

      "Net Sales Statement" means the statement of Net Sales agreed or determined in accordance with clause 6;

      "Non-Compete Agreement" means the Non-Compete Agreement in the Agreed
      Form;

      "Properties" means the UK Properties and the European Properties "Property" means any of them;

      "Purchaser's Accountants" means KPMG of 1 Puddle Dock, Blackfriars, London EC4V 3PD;

      "Purchase Agreement" means the agreement dated 11th October, 1995 between Checkpoint and the Seller relating to the sale and purchase of all the issued share capital of Actron;

      "Purchaser's Group" means the Purchaser and its subsidiaries for the time being (including the Companies), any holding company for the time being of the Purchaser and any other subsidiary of that holding company;

      "Purchaser's Solicitors" means Macfarlanes of 10 Norwich Street, London EC4A 1BD;

      "Seller's Accountants" means Coopers & Lybrand of 1 Embankment Place, London WC2N 6NN;

      "Seller's Solicitors" means Allen & Overy of One New Change, London EC4M 9QQ;

      "Senior Employee" means any employee of a Company (i) whose basic annual salary is more than $75,000 or its equivalent or (ii) who is entitled to more than 6 months' notice to terminate his contract of employment;

      "Shares" means the 5,000,000 issued ordinary shares of L1 each in the capital of Actron;

      "Statutory Accounts" means the audited balance sheet as at 31st December, 1994 and audited profit and loss account for the year ended on that date of Actron and the notes to them, a copy of which is included in the Disclosure Documents;

      "subsidiary" and "holding company" have the meaning given to them by section 736 of the Companies Act 1985;

      "Subsidiaries" means all the subsidiaries listed in Schedule 2 and "Subsidiary" means any of them;

      "Tax Deed" means the Tax Deed in the Agreed Form to be made between the Seller and the Purchaser;

      "Taxes Act 1988" means Income and Corporation Taxes Act 1988;

      "Tokai" means Tokai Electronics Co. Ltd., a company incorporated in Japan;

      "UK Companies" means Actron and Actron UK Limited and "UK Company" means either of them;

      "UK Properties" means the properties shortly described in Part I of
      Exhibit 2;

      "US GAAP" means generally accepted accounting principles in the United States; and

      "Warranties" means the warranties on the part of the Seller contained or referred to in clause 7(1).

 (2) Any reference, express or implied, to an enactment includes references to:

       (a) that enactment as amended, extended or applied by or under any other enactment before or after this agreement;

       (b) any enactment which that enactment re-enacts (with or without modification); and

       (c) any subordinate legislation made (before or after this agreement) under any enactment, including one within (a) or (b) above, but so that no enactment made, amended, extended or applied after the date of this agreement shall be construed as imposing or extending the liability of the Seller under the Warranties.

 (3) Where any statement in Schedule 3 is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge, information and belief" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of one or more of the persons named in the Disclosure Letter (but not further or otherwise), having regard to their respective functions and responsibilities (as described in the Disclosure Letter).

 (4) Words denoting persons shall include bodies corporate and unincorporated associations of persons.

 (5)  Subclauses (1) to (4) above apply unless the contrary intention appears.

 (6)  The headings in this agreement do not affect its interpretation.

 (7) References to any Exhibit to this agreement are to that Exhibit in the form which has been initialled for the purpose of identification by the Seller's Solicitors and the Purchaser's Solicitors. The recitals, Schedules and Exhibits to this agreement form part of it.

2.    CONDITION PRECEDENT
      The sale and purchase of the Shares is conditional upon the Group Loans being repaid in full in accordance with clause 4(1) and neither the Seller nor the Purchaser shall be required to complete the sale and purchase of the Shares under this agreement unless and until this condition is satisfied.

3.    SALE AND PURCHASE OF THE SHARES
 (1) Subject to clause 2 above, the Seller shall sell and the Purchaser shall purchase all the Shares.

 (2) The Shares shall be sold free from all liens, charges, equities and encumbrances and together with all rights attaching to them.

 (3) Subject to any applicable Adjustment the consideration for the sale of the Shares shall be the sum of $10,002,920 payable in accordance with clause 4.

 (4) Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously in accordance with this agreement.

4.    REPAYMENT OF THE GROUP LOANS AND SATISFACTION OF THE CONSIDERATION
 (1) The Purchaser shall forthwith on signature of this agreement advance to Actron and Actron UK Limited sufficient sums to enable them to repay the Group Loans and the Seller shall procure that the Group Loans are repaid in full forthwith on those funds being available to Actron and Actron
      UK Limited.

 (2) At Completion the consideration for the sale of the Shares shall be satisfied as follows:

       (a) the Purchaser and the Seller (or the Purchaser's Solicitors and the Seller's Solicitors acting as their agents) shall jointly instruct Kay Collyer & Boose of One Dag Hammarskjold Plaza, New York, NY 10017 2299, United States of America to release the Deposit, together with all interest earned on the Deposit whilst held by Kay Collyer & Boose, to the Seller;

       (b) the Purchaser shall deposit the sum of $5,400,000 in the Escrow Account; and

       (c) the Purchaser shall pay to the Seller a sum equal to the consideration for the sale of the Shares less $6,400,000 (being the aggregate of (i) the sum of $5,400,000 deposited under paragraph (b) above and (ii) the Deposit released to the Seller under paragraph (a) above).

 (3) The parties acknowledge that the consideration for the Shares has been agreed on the basis that:

      (a) the Group Loans represent the only indebtedness of any kind (whether or not presently payable) owed by any of the Companies to any member of the ADT Group; and

      (b) no indebtedness of any kind (whether or not presently payable) is owed by any member of the ADT Group to any of the Companies, other than:

      (i) any amounts which may be due or become due by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm's length terms; or

      (ii) any amounts which may fall to be paid pursuant to any express provision of this agreement or any of the documents required to be executed or delivered pursuant to the provisions of this agreement; or

       (iii)any amounts due from any of the UK Companies to the ADT Pension Plan or the Britannia Pension and Life Assurance Scheme in respect of contributions due in the ordinary way by reason of the participation of those Companies in those schemes up to Completion.

      If it is established at any time after Completion that any indebtedness of any kind (whether or not presently payable) was owing at Completion by any of the Companies to any member of the ADT Group or by any member of the ADT Group to any of the Companies, contrary to the basis stated above, then either ADT or Checkpoint (as the case may be) shall procure that the relevant member of the ADT Group or the relevant Company to which that indebtedness is owed, shall waive that indebtedness by executing a deed of waiver in such form as Checkpoint or ADT (as the case may be) shall reasonably require or, if that is not permissible or practicable, shall procure that that indebtedness is discharged or otherwise eliminated at no cost to the Purchaser's Group or to the ADT Group (as the case may be).

5.    ESCROW ACCOUNT
 (1) The sum of $5,400,000 deposited in the Escrow Account pursuant to clause 4(1)(c) above shall be dealt with in accordance with this clause.

(2) Any amount due to the Purchaser in respect of an Adjustment or for breach of the Warranties or under the Tax Deed shall, forthwith on becoming due, be paid to the Purchaser out of the Escrow Account to the extent of the Escrow Amount and, as to any excess, shall be paid in immediately available funds to the Purchaser.

(3) Subject to all amounts in respect of any Adjustments having been paid to the Purchaser, the Escrow Amount shall be released to the Seller on the second anniversary of Completion, unless prior to such anniversary the Purchaser has given notice to the Seller of a claim or claims for breach of the Warranties or under the Tax Deed which as at such anniversary is or are not settled, in which event a sum equal to the amount of such claim or claims shall be retained in the Escrow Account pending settlement thereof and the balance only of the Escrow Amount shall be released to the Seller on the second anniversary of Completion.

(4) Any sums retained in the Escrow Account under subclause (3) above in respect of any claim for breach of the Warranties or under the Tax Deed notified in writing by the Purchaser to the Seller prior to the second anniversary of Completion shall be released to the Seller or the Purchaser, as appropriate, as soon as practicable following the settlement of that claim.

(5) For the purposes of this clause a claim shall be regarded as settled if:

   (a) the Seller and the Purchaser (or their respective solicitors) shall so agree in writing,such written agreement not to be unreasonably withheld or delayed following any oral agreement between them as to the terms of settlement; or

   (b) a court has awarded judgment in respect of the claim and the period for lodging an appeal has expired without an appeal having been lodged; or

  (c)   the claim is withdrawn.

(6) Any interest which accrues on the Escrow Amount while in the Escrow Account shall follow the principal amount and shall be paid to the Seller or the Purchaser (as the case may be) at the same time as payment of the corresponding principal.

(7) The Seller and the Purchaser shall promptly give the Seller's Solicitors and the Purchaser's Solicitors such joint instructions in writing as are required to implement the provisions of this clause.

6.      ADJUSTMENTS
(1) The Seller shall as soon as practicable following Completion and in any event within 65 days of Completion:

   (a) prepare the Net Assets Statement, the Net Sales Statement and the Contract Losses Statement in each case in accordance with US GAAP (as in effect at 31st December, 1994 in respect of the Net Sales Statement and as in effect at Completion in respect of the other Statements) and on a basis consistent with the Financial Information (each a "Statement"); and

   (b) deliver the Statements to the Seller's Accountants, the Purchaser and the Purchaser's Accountants.

(2) The Seller's Accountants and the Purchaser's Accountants shall, during the 65 days following the delivery to them of each Statement under subclause (1)(b) above, review, and shall report to the Seller and the Purchaser respectively whether, in their opinion, that Statement has been prepared in accordance with the provisions of this agreement. If both the Seller's Accountants and the Purchaser's Accountants report to the Seller and the Purchaser respectively that, in their opinion, a Statement has been prepared in accordance with the provisions of this agreement, that Statement shall be conclusive and binding.

(3) The Seller shall procure that the Purchaser's Accountants and any independent firm of accountants appointed under subclause (5), and the Purchaser shall procure that the Seller, the Seller's Accountants and any independent firm of accountants appointed under subclause (5), are given all such assistance and access to all such information within the possession or control of the Seller or the Purchaser respectively, and as may reasonably be required in order to prepare, review or agree a Statement.

(4) If either the Seller's Accountants or the Purchaser's Accountants report to the Seller or the Purchaser respectively that, in their opinion, any Statement has not been prepared in accordance with the provisions of this agreement, the Seller or the Purchaser, as the case may be, shall decide whether or not to accept the Statement and shall notify the other accordingly in writing. If the Seller and the Purchaser agree a Statement within ten Business Days of the expiry of the period referred to in subclause (2) above that Statement shall be conclusive and binding.

(5) If the Seller and the Purchaser fail to agree a Statement within ten Business Days of the expiry of the period referred to in subclause (2) above, the Statement shall be determined by an independent firm of chartered accountants agreed by the Seller and the Purchaser or, in the event of a failure to agree the firm of chartered accountants within those ten Business Days after the expiry of the period referred to in subclause (2) above, by an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Seller or the Purchaser. The fees of any such firm of independent chartered accountants shall be apportioned equally between the Seller and the Purchaser. Any firm appointed under this subclause shall act as experts and not as arbitrators and their determination shall (in the absence of manifest error) be conclusive and binding.

(6) Within five Business Days of the final agreement or determination of the Net Assets Statement, the Seller shall pay to the Purchaser $1 for each $1 by which the Net Assets are less than $16.5 million.

(7) Within five Business Days of the final agreement or determination of the Net Sales Statement, the Seller shall pay to the Purchaser $1.125 for each $1 by which the Net Sales are less than $48 million.

(8) Within five Business Days of the final agreement or determination of the Contract Losses Statement, the Seller shall pay to the Purchaser $1 for each $1 by which the Contract Losses are greater than $1 million subject to a maximum payment of $5.4 million.

(9) Any payment made under subclauses (6), (7) or (8) shall be made in accordance with clause 5(2) and shall be deemed to be a reduction in the consideration for the sale of the Shares.

7.      SELLER'S WARRANTIES
(1) Subject to subclause (2), the Seller warrants to the Purchaser that each of the statements set out in Schedule 3 is true and accurate.

(2) The Warranties are qualified and are subject to the limits and other provisions set out in Schedule 4.

(3) The Seller agrees with the Purchaser (as trustee for each Company and its present directors, officers and employees) to waive any rights or claims which it may have against any Company or any of its present directors, officers and employees in respect of any misrepresentation, inaccuracy or omission (except one attributable to fraud or dishonest concealment) in or from any information or advice supplied or given by any Company or its employees in connection with the giving of the Warranties, the preparation of the Disclosure Letter or the entry by the Seller into this agreement.

(4) Any payment made by the Seller in respect of a breach of the Warranties or a liability under the Tax Deed shall be deemed to be a reduction in the consideration for the sale of the Shares and the Seller acknowledges that the Purchaser is relying on the Warranties in performing its obligations under clause 4(1).

(5) The Warranties shall not in any respect be extinguished or affected by Completion.

(6) Each of the Warranties is separate and independent and is not limited or restricted by reference to or inference from any other Warranty.

(7) Except as expressly provided to the contrary in this clause and Schedule
  3, no representation, warranty or other assurance is given by the Seller as to the accuracy or completeness of any of the Disclosure Documents or of any other information provided by or on behalf of any member of the ADT Group to Checkpoint, the Purchaser or any of their agents or advisers prior to the date of this agreement.

(8) The Seller confirms to the Purchaser that it has not deliberately withheld any information of which the Seller is actually aware (other than information of which it is reasonable for the Seller to believe that the Purchaser is aware) and which the Seller honestly considers would render any of the information contained in the Disclosure Documents misleading (by omission or otherwise) or incorrect in any material respect so as to be likely materially and adversely to affect the willingness of the Purchaser to purchase the Shares on substantially the same terms (including price) as those set out in this agreement.

(9) The Seller and the Purchaser shall observe and perform the provisions of Schedule 5 (which relates to the treatment of certain claims identified in the Disclosure Letter) expressed to be observed and performed by each of them respectively.

8.      TAX DEED
  On Completion the Seller and the Purchaser shall enter into the Tax Deed.

9.      COMPLETION
(1)     Subject to repayment of the Group Loans in accordance with clause
4(1),
  Completion shall take place immediately after the signature of this agreement at the offices of the Seller's Solicitors.

(2)     At Completion the Seller shall procure:

   (a)  the delivery to the Purchaser of:

         (i) duly executed transfers in favour of the Purchaser or its nominee(s) of all the Shares;

         (ii) the share certificates representing the Shares;

         (iii) the certificate of incorporation (if available), common seal, minute books, statutory registers and share certificate books of each UK Company;

         (iv) one part of the Tax Deed duly executed by the Seller;

         (v) a duly executed transfer of the share in Actron UK Limited which is registered in the name of ADT Trustees Limited in favour of the Purchaser or as it may direct, together with the relevant share certificate;

         (vi) the resignation of Mr. D.B. Hammond as a director of Tokai and of Mr. T.W. Godfray as the secretary of each UK Company, in each case acknowledging that he has no claim against Tokai or the relevant UK Company (as the case may be), whether for loss of office or otherwise;

         (vii)      the Non-Compete Agreement duly executed by ADT;

         (viii)     the Deed of Settlement duly executed by ADT; and

         (ix) the title deeds or documents of title to the UK Properties;

   (b) that a board meeting of Actron is held at which it is resolved that:

         (i) such persons as the Purchaser nominates are appointed as additional directors and the secretary of that Company;

         (ii) its registered office is changed to Unit 13, Ash Industrial Estate, Flex Meadow, Harlow, Essex CM 19 5TJ; and

         (iii) the transfers referred to in paragraph (a)(i) above (subject only to their being duly stamped) are approved for registration;

   (c) that a board meeting of Actron UK Limited is held at which it is resolved that:

         (i) such persons as the Purchaser nominates are appointed as additional directors and the secretary of that Company;

         (ii) its registered office is changed to Unit 13, Ash Industrial Estate, Flex Meadow, Harlow, Essex CM 19 5TJ; and

         (iii)      the transfer referred to in paragraph (a)(v) above
(subject
              only to its being duly stamped) is approved for registration;

  (d) the delivery to the Purchaser of copies of the resignations of Mr. D.B. Hammond as a director of Actron AG and of Mr. P. Sprenger and Dr. H. Schweizer as directors of Actron AG, Actron Entwicklungs
        AG and Actron Produktion AG, in each case acknowledging that he has no claim against the relevant Company whether for loss of office or otherwise.

(3)     At Completion the Purchaser shall:

   (a)  pay the consideration for the sale of the Shares to the Seller;
        and

   (b) deliver to the Seller's Solicitors a counterpart of each of the Tax Deed, the Non-Compete Agreement and the Deed of Settlement, duly executed by all persons who are expressed to be parties (other than as a member of the ADT Group).

(4) If for any reason the provisions of subclauses (2) and (3) above are not fully complied with the party not in default may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this agreement.

10.     EMPLOYEES
(1) On Completion the UK Companies shall cease to participate in the ADT Pension Plan and the Britannia Pension and Life Assurance Scheme.

(2) ADT shall procure that ADT Group PLC shall permit the UK Companies and their employees to continue to participate (to the extent and in the manner they do at present) from Completion:

   (a) until 31st December, 1995 in the ADT Group PLC Group Long Term Disability Insurance Scheme; and

   (b) until 31st December, 1995 in ADT Group PLC's Corporate Care Group arrangements with The British United Provident Association Limited,

  (together the "Insurance Schemes") in each case subject to the rules and other provisions applicable to the Insurance Schemes and to the respective insurers of the Insurance Schemes consenting to that continued participation which consent the Seller shall use its reasonable endeavours to obtain.

(3) Without legal obligation to the Seller or to any third party the Purchaser confirms to the Seller and ADT that such legal rights
  (including rights to compensation for termination of employment) as employees of any of the Companies have will be fully safeguarded in all material respects.

11.     RELEASE OF GUARANTEES
(1) The Purchaser shall use its best endeavours to procure that as from Completion each member of the ADT Group is released from all guarantees and indemnities given by it in respect of obligations of any Company and of which full particulars are contained in the Disclosure Documents and pending such release the Purchaser shall indemnify ADT (for itself and as trustee for each other member of the ADT Group) against all liabilities under those guarantees and indemnities.

(2) The Seller shall use its best endeavours to procure that as from Completion each Company is released from all guarantees and indemnities given by it in respect of obligations of any member of the ADT Group and pending such release the Seller shall indemnify the Purchaser (as trustee for each Company) against all liabilities under those guarantees and indemnities.

(3) Without prejudice to subclauses (1) and (2) above, the Seller and the Purchaser shall respectively procure Britannia Security Group Limited (formerly Britannia Security Group PLC) and Actron UK Limited to cancel forthwith the facility for L320,000 granted to those companies by Midland Bank plc pursuant to the facility letter dated 18th June, 1991.
  The Seller confirms and undertakes to the Purchaser that Britannia
  Security Group Limited does not have any amounts drawn under, and will not utilise, that facility and accordingly the Purchaser acknowledges that any amounts drawn by Actron UK Limited under the facility will be subject to the provisions of subclause (1) and the Seller acknowledges that, if any amounts are drawn by Britannia Security Group Limited under the facility (contrary to this subclause), they will be subject to the provisions of subclause (2).

12.     NON-COMPETITION COVENANT BY ADT
(1) Subject as provided in subclause (2) below, ADT covenants with the Purchaser, with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Companies and as a constituent part of this agreement, as follows:

  (a) that for a period of two years from Completion neither it nor any member of the ADT Group shall be concerned in any business engaged in electronic article surveillance as part of loss prevention programmes for the retail industry (the "Business") in any part of the European Union (as constituted at Completion) or Switzerland (the "Territory") which is of the same kind as, and which is competitive or likely to be competitive with, any of the businesses carried on by a Company at Completion;

  (b) that neither it nor any other member of the ADT Group shall carry on any trade or business in any part of the world under the name "Actron" or any confusingly similar name;

   (c) that neither it nor any other member of the ADT Group shall for a period of two years from Completion directly or indirectly:

         (i) interfere with or, in competition with any Company, offer or agree to provide goods or services relating to the Business to any person, firm or body corporate (an "Entity") which at Completion is a customer of any Company or is, to the Seller's knowledge, negotiating with a Company at Completion in relation to the provision of goods or services by any Company; or

         (ii) interfere with any contractual arrangements relating to the Business between a Company and any Entity which at Completion is a supplier of a Company or is, to the Seller's knowledge, negotiating with a Company at Completion in relation to the provision of goods or services to a Company; or

         (iii) solicit the services of, or endeavour to entice away from a Company, any director, employee or consultant (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such Company); and

   (d) that neither it nor any other member of the ADT Group shall for a period of two years from Completion in any part of the Territory engage in the manufacture of electronic article surveillance products which are the same or substantially the same as the products manufactured by any Company at Completion.

(2) Subclause (1) above shall not apply insofar as ADT or any other member of the ADT Group at any time:

   (a) holds or acquires any shares, debentures, notes or other equity or debt securities in any Entity which carries on the Business for investment purposes only and not with a view to influencing the conduct of such Entity; or

   (b) holds or acquires substantially all the shares or assets of any Entity which carries on the Business provided that, (i) promptly after such acquisition, ADT or any other relevant member of the ADT Group offers to sell the assets used in the Business to the Purchaser for fair market value as determined by two appraisers, one appointed by each of ADT and the Purchaser or, in the event that the two appraisers cannot agree on the fair market value as determined by a third appraiser appointed jointly by ADT and the Purchaser, whose decision shall be conclusive and binding, and
        (ii) the Purchaser does not elect to purchase such assets within 10 days after their fair market value is agreed or determined in accordance with this paragraph; or

   (c) carries on the Business in conjunction with any other business (being a business of a kind presently conducted by a member of the ADT Group) and incidentally to the conduct of that other business.

(3) ADT acknowledges that the restrictions in subclause (1) above are reasonable to protect the Purchaser as the purchaser of the Shares.

(4) Each of the restrictions in each paragraph of subclause (1) above shall be construed as separate and individual and if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restrictions shall apply with such modification as may be necessary to make them valid.

(5) Without any legal obligation to the Purchaser, the Seller confirms to the Purchaser that neither it nor any other member of the ADT Group presently intends to become concerned in a Business carried on in any part of the United States of America.

(6) If by virtue of any provision of this agreement or of any other agreement or arrangement of which this agreement forms part the agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976, that provision shall not take effect until the day after particulars of the agreement or arrangement have been given to the Director General of Fair Trading under section 24 of that Act.

13.     ADT NAME
(1) The Purchaser acknowledges that (subject to subclause (2)) no member of the Purchaser's Group may use, and shall procure that no member of the Purchaser's Group uses, the name or mark "ADT" after Completion or otherwise implies any association with the ADT Group.

(2) The Purchaser shall ensure that all stationery, advertising and other promotional material which describes any of the Companies as a member of the ADT group or incorporates the name or mark "ADT" is, as soon as practicable after Completion and in any event within 45 days of Completion, destroyed or altered so as to omit or obliterate any such description, name or mark.

14.     CONFIDENTIALITY AND INFORMATION
(1) The Purchaser shall not disclose (and shall procure that no other member of the Purchaser's Group discloses) to any person any information regarding the business or affairs of any member of the ADT Group except information which is in the public domain (otherwise than as a result of a breach of the obligation in this subclause or of any other duty of confidentiality).

(2) The Seller shall not disclose (and shall procure that no other member of the ADT Group discloses) to any other person any information regarding the business or affairs of any of the Companies except information which is in the public domain (otherwise than as a result of a breach of the obligation in this subclause or of any other duty of confidentiality).

(3) No party shall make or permit any of its subsidiaries to make any announcement on or after Completion concerning this sale and purchase or any ancillary matter and which refers to any of the other parties except after prior consultation with, and the approval of each other party to which reference is to be madesuch approval not to be unreasonably withheld or delayed.

(4) Following Completion and at the request of the Seller the Purchaser shall grant access to representatives of the Seller and its auditors to the books and records of the Companies in respect of the current or any previous accounting period to the extent reasonably required by ADT in order to prepare the financial statements of any member of the ADT Group or to deal with any legal or regulatory requirement to provide information relating to any Company and (subject to subclause (6) below) the Seller agrees to keep and to procure that its agents and advisers keep any information so disclosed strictly confidential.

(5) Following Completion the Seller shall, at the Purchaser's cost and request, co-operate with the Purchaser and Checkpoint and shall provide all such information and assistance as is in the possession or under the control of the ADT Group and as the Purchaser may reasonably require in order to compile such financial information as the Purchaser or Checkpoint may be required to include in any registration statement or other filing in accordance with the requirements of any competent regulatory body.

(6) Nothing in this clause shall prevent any disclosure or announcement required by law or by any competent regulatory body.

15.     GUARANTEE AND WARRANTIES BY ADT
(1)     ADT unconditionally and irrevocably:
  (a) guarantees by way of continuing guarantee to the Purchaser the due performance by the Seller of all its obligations under this agreement and the Tax Deed; and

  (b) agrees that if and each time that the Seller fails after proper written demand has been made to make any payment to the Purchaser when it is due under this agreement or the Tax Deed, ADT shall within ten Business days of written demand being made of it pay that amount to the Purchaser.
(2) Each payment to be made by ADT under this clause shall be made in dollars.

(3)     ADT's obligations under this clause shall not be affected by:

  (a) any time or indulgence granted to, or composition with, the Seller or any other person; or

  (b) the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, the Tax Deed or any right, guarantee, remedy or security from or against the Seller or any other person; or

  (c) any unenforceability or invalidity of any obligation of the Seller.

(4) ADT warrants to the Purchaser and Checkpoint that in respect of each of
  ADT and the Seller:

  (a) each of ADT and the Seller has the power to execute and deliver this agreement and, in the case of the Seller, the Tax Deed and to perform its obligations under them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

  (b) the execution and delivery by each of ADT and the Seller of this agreement and, in the case of the Seller, the Tax Deed and the performance of its obligations under them do not and will not violate or conflict with any law, rule or regulation applicable to it, any provisions of its constitutional documents, any order or judgement of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

  (c) all authorisations of and all notices or filings with any governmental or other authority that are necessary to enable each of ADT and the Seller to enter into and perform its obligations under this agreement and, in the case of the Seller, the Tax Deed have been obtained or made and are in full force and effect and all conditions of any such authorisations exemptions have been complied with; and

  (d) this agreement constitutes and, in the case of the Seller, the Tax Deed will constitute its legal, valid and binding obligations enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the availability of equitable remedies subject to the discretion of the court before which any proceeding for such remedies may be brought).

16.     GUARANTEE AND WARRANTIES BY CHECKPOINT
(1)     Checkpoint unconditionally and irrevocably:

  (a) guarantees by way of continuing guarantee to the Seller the due performance by the Purchaser of all its obligations under this agreement and the Tax Deed; and

  (b) agrees that if and each time that the Purchaser fails after proper written demand has been made to make any payment to the Seller when it is due under this agreement or the Tax Deed, Checkpoint shall within ten Business Days of written demand being made of it pay that amount to the Seller.

(2) Each payment to be made by Checkpoint under this clause shall be made in dollars.

(3)     Checkpoint's obligations under this clause shall not be affected by:

  (a) any time or indulgence granted to, or composition with, the Purchaser or any other person; or

  (b) the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, the Tax Deed or any right, guarantee, remedy or security from or against the Purchaser or any other person; or

  (c) any unenforceability or invalidity of any obligation of the Purchaser.

(4) Checkpoint warrants to the Seller and ADT that in respect of Checkpoint and the Purchaser:

  (a) it has the power to execute and deliver this agreement and, in the case of the Purchaser, the Tax Deed and to perform its obligations under them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

  (b) the execution and delivery by it of this agreement and, in the case of the Purchaser, the Tax Deed and the performance of its obligations under them do not and will not violate or conflict with any law, rule or regulation applicable to it, any provisions of its constitutional documents, any order or judgement of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

  (c) all authorisations of and all notices or filings with any governmental or other authority that are necessary to enable it to enter into and perform its obligations under this agreement and, in the case of the Purchaser, the Tax Deed have been obtained or made and are in full force and effect and all conditions of any such authorisations have been complied with; and

  (d) this agreement constitutes and, in the case of the Purchaser, the Tax Deed will constitute its legal, valid and binding obligations enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the availability of equitable remedies subject to the discretion of the court before which any proceeding for such remedies may be brought).

17.     NOTICES
(1) Any notice or other document to be served under this agreement may be delivered or sent by post or facsimile process to the party to be served at its address below:




to the Seller at:

19/21 Denmark Street
Wokingham
Berkshire RG40 2QE
England




Fax no. (01734) 796622

marked for the attention of T.W.
Godfray

to ADT at:

c/o ADT Inc.
One Boca Place
2255 Glades Road
P.O. Box 5035
Boca Raton
Florida 33431
USA

Fax no. 001 407 241 1923

marked for the attention of S.J.
Ruzika



to the Purchaser or Checkpoint at:

101 Wolf Drive
Thorofare
New Jersey 08056
USA

Fax no. 001 609 848 2042

marked for the attention of N.D.
Austin
with a copy to the Purchaser's
Solicitors
(reference CDZM/ALM/NR)
  or, in the case of any party, at such other address or facsimile number as it may have notified to the other parties for the purpose in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

(2)     Any notice or document shall be deemed to have been served:

   (a)  if delivered, at the time of delivery; or

   (b) if posted, on the second Business Day after it was put into the post, if sent within the United Kingdom, or on the fifth Business Day after it was put into the post, if sent by airmail; or

   (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. (local time at the place of destination) on any Business Day, and in any other case at 10.00 a.m. (local time at the place of destination) on the Business Day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail (as the case may be) or that the facsimile message was properly addressed and transmitted.

18.     GENERAL
(1) The Seller warrants to the Purchaser that it has the right to sell and to transfer (or to procure the transfer of) the full beneficial and legal interest in the Shares to the Purchaser and the Seller waives (and shall procure the waiver by its nominee(s) of) all rights of pre-emption which it (or such nominee(s)) may have in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

(2) Each of the obligations, Warranties and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(3) Unless otherwise expressly stated all payments to be made under this agreement shall be made in immediately available funds in dollars to such account as the intended recipient may from time to time notify in writing to the payer for that purpose.

(4) None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

(5)     Time is of the essence in relation to this agreement.

(6) Except as expressly provided to the contrary in this agreement and the Tax Deed each party shall pay the costs and expenses incurred by it in connection with the entering into, completion and performance of this agreement.

(7) This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

(8) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and, subject to and with effect from Completion,supersede all previous agreements between the parties relating to these transactions including the Purchase Agreement, the confidentiality agreement contained in a letter dated 27th June, 1995 from ADT Inc. to Checkpoint and accepted by Checkpoint on 30th June, 1995 and the Prior Agreement, as defined in that agreement.

(9) In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance
  (except those set out in this agreement, the Tax Deed, the Deed of Covenant and the Deed of Settlement) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedieswhich, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this subclause shall limit or exclude any liability for fraud.

(10) Each of the Seller and the Purchaser shall do or procure to be done all such further acts and things and execute and procure the execution of all other such documents as the other may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

(11) The failure by any party at any time or times to require performance of any provision of this agreement shall not affect its right to enforce such provision at a later time.

(12) No waiver by any party of any breach of any term, covenant, representation, warranty or undertaking contained in this agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term, covenant, representation, warranty or undertaking in this agreement.

(13) This agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertaking or conditions may be waived only by an instrument in writing signed by or on behalf of all of the parties to this agreement or, in the case of waiver, by the party waiving compliance.

19.     GOVERNING LAW AND JURISDICTION
(1) This agreement is governed by and shall be construed in accordance with English law.

(2) ADT submits to the jurisdiction of the English courts for all purposes relating to this agreement and irrevocably appoints the Seller as its agent for service of process.

(3) Checkpoint submits to the jurisdiction of the English courts for all purposes relating to this agreement and irrevocably appoints the Purchaser's Solicitors as its agent for service of process. Any papers served on the Purchaser's Solicitors under this subclause shall be marked with reference CDZM/ALM/NR.

AS WITNESS the hands of a duly authorised officer of each of the parties on the date which appears first on page 1.

                                       SCHEDULE 1
                                 PARTICULARS OF ACTRON


Registered number:
2687567

Registered office:
19/21 Denmark Street, Wokingham, Berkshire RG11
2QX

Date and place of incorporation:
14th February, 1992, England

Directors:
R. Anderson
S.G. Midani
R. Saken

Secretary:
T.W. Godfray

Accounting reference date:
31st December

Auditors:
Coopers & Lybrand, London

Authorised share capital:
L10,000,000 divided into 10,000,000 ordinary shares of L1 each

Issued share capital:
Ordinary (L1)

ADT (UK) Limited
4,999,999

ADT Trustees Limited
   1

5,000,000
========

SCHEDULE 2

THE  SUBSIDIARIES

Name Country of incorporation

1.
Actron UK Limited
UK

2.
Actron SA
France

3.
Actron Nederland BV
Netherlands

4.
Actron - FGS Sicherungsanlagen GmbH
Germany

5.
Actron Belgium & Luxembourg SA
Belgium

6.
Actron Benelux SA
Belgium

7.
Actron Sistemas de Securidad Srl
Spain

8.
Actron AG
Switzerland

9.
Actron Produktion AG
Switzerland

10.
Actron Security AG
Switzerland

11.
Actron Entwicklungs AG
Switzerland

SCHEDULE 3

WARRANTIES

                          A.  General
                          B.  Accounts and Financial
                          C.  Commercial
                          D.  Taxation
                          E.  Properties
                          F.  Employees

A. GENERAL

A.1     Accuracy of schedules and exhibits

  The particulars relating to the Companies and the Properties set out in Schedules 1 and 2 and in Exhibits 1 and 2 to this agreement are true and correct in all respects and do not omit any information which they purport to include.

A.2     Memorandum and articles of association, statutory books and returns

(1) The copy of the memorandum and articles of association (or the equivalent documents) of each Company which is included in the Disclosure Documents is accurate and complete in all respects and has annexed or incorporated copies of all resolutions or agreements required by applicable laws to be so annexed or incorporated.

(2) The register of members and other statutory books and registers of each Company have been properly kept, contain in all material respects a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

(3) All returns and particulars, resolutions and other documents which a Company is required by law to file with or deliver to the registrar of companies or his equivalent have been duly filed or delivered.

(4) Each of the Companies is duly organised and validly existing under the laws of its jurisdiction of incorporation.

(5) Each European Company has in its possession or control its corporate records and registers.

A.3     The Shares

(1) The Shares constitute the whole of the issued and allotted share capital of Actron.

(2)     All the Shares are fully paid or properly credited as fully paid.

(3) No person is entitled to require any Company to issue or allot, or to grant any right to call for the issue or allotment of, any share or loan capital either now or at any future date whether contingently or not and no person has claimed to be entitled to any of the foregoing.

(4) There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares or any shares in the capital of a Subsidiary nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

(5) The capital stock and net equity of each of the Companies satisfy local company law requirements.

A.4     Group structure

  Exhibit 1 correctly shows the beneficial ownership of the share capital of each Subsidiary.

A.5     No other subsidiaries or associations

  No Company:

   (a) holds or beneficially owns or has agreed to acquire any securities of any other corporation (whether incorporated in the United Kingdom or elsewhere), other than shares of another Company or Tokai; or

   (b) is, or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

   (c)  has any associated companies as defined for US GAAP purposes; or

   (d) has any branch, place of business or permanent establishment outside the country in which it is incorporated.

A.6     Assets

(1) Particulars of all material fixed assets owned by any Company are set out in the Disclosure Documents.

(2) Except for current assets supplied or realised in the ordinary course of business:

   (a)  no Company has disposed of any material asset since the Accounts
        Date;

   (b) the assets included in the Financial Information or acquired by any Company after the Accounts Date are legally and beneficially owned by one of the Companies; and

   (c) all material tangible assets owned by any Company are in the possession or under the control of, one of the Companies.

(3) None of the property, assets, undertaking, goodwill or uncalled capital of any Company (other than the Properties) is subject to any encumbrance (including, without limitation, any debenture, mortgage, charge, lien, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale or other agreement for payment on deferred terms, option or right of pre-emption) or any agreement or commitment to give or create any of the foregoing.

(4) In this paragraph "material" means having a book value as at the Accounts Date in excess of $50,000 (or equivalent).

(5) The plant and machinery, including fixed plant and machinery, forming part of the manufacturing facility located at Rotkreuz, Switzerland is in fair repair and condition having regard to its age and the use to which it is put.

A.7     Licences

  Each Company has such valid and subsisting licences as are required by law to own and operate its assets and to carry on its business as it does at present and the Seller is not aware of anything having occurred that might result in the revocation, suspension or modification of any of those licences or that might prejudice their renewal in the usual way.

A.8     Related party contracts

(1) No Company is a party to any material contract or arrangement which remains outstanding or unperformed and to which any member of the ADT Group is a party.

(2) No Company is a party to, nor have its profits or financial position during the three financial years ended on the Accounts Date been materially affected by, any contract or arrangement which is not of an entirely arm's length nature with any member of the ADT Group or, so far as the Seller is aware, with any third party.

(3) No member of the ADT Group is a party to any outstanding agreement for the provision of finance, goods, services or other facilities to or by any Company.

A.9     Litigation

(1) No Company is engaged in any litigation or arbitration proceedings (except as plaintiff for collection of debts not exceeding an aggregate of $50,000 (or equivalent) in the case of all sums being collected by all the Companies) and there are no such proceedings pending or threatened by any Company and no Company has been notified of any such proceedings pending or threatened against it.

(2) The Seller does not know of anything which is likely to give rise to any material litigation or arbitration proceedings by or against any Company or any other person for whose acts or defaults any Company may be liable, vicariously or otherwise.

(3) No Company is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor is the Seller aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

A.10    Environmental matters

(1)     In this paragraph:

   (a) "Environmental Law" means all statutes, common law, bylaws, regulations, orders and directives or any other legislative measure concerning the protection of human health or the Environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of a Dangerous Substance;

   (b) "Environmental Licence" means any permit, licence, authorisation, consent or other approval granted under any Environmental Law;

   (c) "Dangerous Substance" means any natural or artificial substance (whether in the form of solid, liquid, gas or vapour, alone or in combination with any other substance) likely to cause serious harm to man or the Environment including but not limited to controlled, special, hazardous, toxic or dangerous waste;

   (d) "Relevant Property" means any premises now or previously owned, leased, occupied or controlled by any Company; and

   (e) "Environment" means the environment as defined in section 1(2) of the Environmental Protection Act 1990.

(2) Each Company complies and has at all times complied in all material respects with all applicable Environmental Law and with the terms and conditions of all Environmental Licences.

(3) No Company has received any notice or other communication from which it appears that:

   (a) it is or may be in material violation of any Environmental Law or Environmental Licence or that any Environmental Licence is likely to be suspended or revoked;

   (b) it is or may be responsible (wholly or in part) for any clean up or other corrective action in relation to any Relevant Property;

   (c) it has used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted any Dangerous Substance at, on, from or under any Relevant Property or at, on, from or under any other premises in circumstances which may result in a material liability; or

  (d)   any Property has been a waste disposal site.

(4) So far as the Seller is aware no other person has used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted any Dangerous Substance at, on, from or under any Relevant Property in circumstances which may result in a material liability.

A.11    Insolvency

(1) No receiver or administrative receiver has been appointed in respect of any UK Company or in respect of the whole or any part of the assets or undertaking of any UK Company.

(2) No administration order has been made and no petition has been presented for such an order in respect of any UK Company and no voluntary arrangement has been proposed under s.1 of the Insolvency Act 1986 in respect of any UK Company.

(3) No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any UK Company.

(4) No unsatisfied judgement, order or award is outstanding against any UK Company and since the Accounts Date no distress or execution has been levied on, or other similar process commenced against, any asset of any UK Company.

(5) No UK Company has been a party to any transaction (other than one with another Company) at an undervalue as defined in section 238 of the Insolvency Act 1986 or given or knowingly received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of two years ending on the date of this agreement.

(6)     No event analogous to any of those referred to in paragraphs (1) to
  (5) above has occurred in relation to any European Company or otherwise outside England in respect of any Company.

A.12    Consequences of sale
  Compliance with the terms of this agreement does not and will not:

   (a)  conflict with or constitute a default under any provision of:

         (i) any material agreement or instrument to which the Seller or any Company is a party;

         (ii) the Companies' or the Seller's memoranda or articles of association (or equivalent documents); or

         (iii) any lien, lease, order, judgement, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller or any Company is bound;

   (b) relieve any other party to a material contract with any Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

   (c) result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the property or assets of any Company.

A.13    Tokai

(1) Actron is the owner of 200,000 shares of 500 Yen each in the capital of Tokai which, so far as the Seller or any representative of the Seller or any Company who is an officer of Tokai is aware, represent one-third of all the issued share capital of Tokai.

(2) The Disclosure Documents include copies of all current material agreements, arrangements or understandings to which any member of the ADT Group or any Company is a party relating to:

    (a) the purchase of goods from Tokai; or

    (b) the shares owned by Actron in Tokai or the management of Tokai.

B. ACCOUNTS AND FINANCIAL

B.1     The Statutory Accounts and Financial Information

(1) The Statutory Accounts have been prepared under the historical cost basis and in accordance with generally accepted accounting principles and practices consistently applied and statutes and regulations applicable in the United Kingdom.

(2)     The Financial Information:

   (a) has been prepared in dollars in accordance with the accounting policies summarised in Exhibit 5, which accounting policies are in accordance with US GAAP (as in effect at the Accounts Date); and

   (b) presents fairly the aggregated statements of income of the Companies for each of the three years ended 31st December, 1994 and for the nine months ended on the Accounts Date and the aggregated statements of assets and liabilities of the Companies at the Accounts Date, 31st December, 1994 and 31st December, 1993.

B.2     Capital commitments

  Except as disclosed in the Financial Information no Company had any material commitments on capital account outstanding at the Accounts Date and since the Accounts Date no Company has entered into nor agreed to enter into any material capital commitments; for this purpose a "material" commitment means one exceeding $250,000 (or equivalent).

B.3     Bank borrowings

(1) The total amount borrowed by each Company from its bankers does not exceed its overdraft facilities as set out in the Disclosure Documents.
(2) In relation to any facility under which amounts disclosed under paragraph (1) above are outstanding:

   (a) the Disclosure Documents include true and correct copies of all documents relating to it;
   (b) there has not been any material contravention of or non-compliance with any of its terms;
   (c) no steps for the enforcement of any encumbrance have been taken or threatened;
   (d) it is not dependent on the guarantee of, or on any security provided by, any member of the ADT Group or any third party; and
   (e)  it is not terminable by reason of the sale of the Shares.

B.4     Intra-group loans and guarantees
(1) No loan is outstanding from any Company to any member of the ADT Group and (except for the Group Loans) no loan is outstanding from any member of the ADT Group to any Company.

(2) No Company has any liability (whether present or future) under any guarantee, indemnity or security granted in respect of any obligation of any member of the ADT Group.

(3) The Group Loans are due and payable to the Seller on the terms referred to in the definition of "Group Loans" in clause 1 and no others.

B.5     Loans

  No Company has lent any money which has not been repaid to it or owns the benefit of any receivable (whether present or future) other than (i) receivables accrued to it in the ordinary course of its business or (ii) amounts lent to or owed by another Company.

B.6     Bank accounts

  The details of the Companies' bank accounts included the Disclosure Documents are correct and none of the Companies has any other bank or deposit account (whether in credit or overdrawn) not included in those details.

B.7     Grants

  No Company has outstanding any application for, or is currently in receipt of, any material grant or allowance from any governmental authority or agency.

B.8     Dividends

  Since 1st January, 1995, no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by Actron.

C. COMMERCIAL

C.1     Position since Accounts Date

  Since the Accounts Date:

   (a) each Company has conducted its business in a normal and proper manner;
   (b) no Company has entered into any unusual contract or commitment which is material (in the context of the Companies taken as a whole) or otherwise departed from its normal course of trading; and
   (c) no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by any Company;
   (d) no major supplier of the Companies (taken as a whole) has ceased or has notified in writing any of the Companies or the Seller that it intends to cease supplying, to reduce its supplies to, or to change the basis on which it will make supplies to any Company;
   (e) no major customer of the Companies (taken as a whole) has terminated any contract with any Company;
   (f) no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Company;
   (g) there has been no damage or destruction materially and adversely affecting any material tangible asset of the Companies (taken as a whole) or any of the Properties;
   (h) no Company has paid or has agreed to pay any director's fee or other remuneration to directors except normal remuneration payable to executive directors;
   (i)  the Companies' accounting reference date has not been changed; and
   (j) no management services charge (or other charge of that nature) has been paid by any Company (except to another Company).

C.2     Trading contracts

(1)     The Disclosure Documents include:

   (a) copies of the standard terms and conditions on which each Company trades;
   (b) particulars of all outstanding offers, tenders or the like which are capable of being converted into a material obligation of any Company by an acceptance or other act of some other person; and
   (c) particulars of all contracts with a customer or supplier of any Company under which a material obligation remains outstanding or which oblige any Company to purchase or supply any products for a period in excess of 180 days after the date of this agreement.

   In this paragraph "material obligation" means an obligation to pay a sum in excess of $200,000 (or equivalent).

(2) No Company is a party to any other contract which, whether by reason of its nature, term, scope, or price, is of material importance to the business, profits or assets of the Companies (taken as a whole) and which:

   (a)  is not in the ordinary course of its business; or
   (b) requires an aggregate consideration payable by that Company in excess of $200,000; or
   (c) contains sureties, guarantees or security or comfort letters or other collateral of any kind in favour of any third party who has provided security to the benefit of any Company, except in the ordinary course of business.

C.3     Distributorships

(1) The Disclosure Documents include copies of all current distributorship agreements to which any Company is a party. No notice to terminate any of those agreements has been given or received by any Company or any distributor and no amounts are owed by any Company to any former distributor in respect of the termination of any previous distributorship agreement, other than commissions payable in the ordinary course.

(2)     No Company is a party to:

   (a)  any franchise or similar agreement; or

   (b) any agreement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

C.4     Anti-competitive arrangements

(1) So far as the Seller is aware, no Company is now, or has during the last six years been, a party to any agreement, arrangement, concerted practice or course of conduct which:

   (a) is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977;
   (b) contravenes the provisions of the Resale Prices Act 1976 or any secondary legislation adopted under the Fair Trading Act 1973 or similar legislation in any jurisdiction in which that Company carries on business; or
   (c) infringes Article 85 or 86 of the Treaty establishing the European Community or any other anti-trust or similar legislation in any jurisdiction in which that Company carries on business.

(2) So far as the Seller is aware, no Company is now, or has during the last six years been, a party to any agreement or arrangement or been involved in any business practice in respect of which an undertaking has been given by or an order made against or in relation to it pursuant to any anti-trust or similar legislation in any jurisdiction in which it carries on business.

(3) No Company is now, or has during the last six years been, a party to any agreement or arrangement or been involved in any business practice in respect of which:

   (a) any request for information, statement of objections or similar matter has been received by any Company from any court, tribunal, governmental, national or supra-national authority; or

   (b) an application for negative clearance or exemption has been made by any Company to the Commission of the European Communities.

C.5     Secret or confidential information or property

  So far as the Seller is aware, neither any Company nor any other member of the ADT Group has at any time (save in the normal and proper course of a Company's day-to-day business or subject to an obligation of confidentiality or to a Company's professional advisers) disclosed to any person other than the Purchaser:

   (a) any of the secret or confidential information or property of any Company, including (without limitation) financial information, plans, statistics, documents, files, client lists, marketing information, records and papers; or

   (b) any other information relating to any Company's business or affairs the disclosure of which might or could cause loss or damage to or adversely affect any Company; or

   (c) any secret or confidential information relating to any Company's customers, clients, employees and agents or to any other person who has or has had any dealings with it.

C.6     Intellectual property rights

(1) Full details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned by any Company are set out in the Disclosure Documents.

(2) All the Intellectual Property Rights referred to in subparagraph (1) above are owned solely by one of the Companies free of all encumbrances.


(3) The Disclosure Documents include copies of all licence and other agreements relating to Intellectual Property Rights to which any Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by any Company. No Company is in material breach of any such agreement and so far as the Sellers are aware no third party is in material breach of any such agreement.

(4) None of the Intellectual Property Rights described in subparagraph (1) above or the agreements disclosed in relation to subparagraph (3) above have lapsed or been cancelled and the Seller is not aware of any challenge to the validity or subsistence of any of such Intellectual Property Rights or such agreements.

(5) No claim has been made against any Company that its activities infringe any Intellectual Property Rights of any third party.

(6) The Seller is not aware of any unauthorised use by any person of any Intellectual Property Rights or confidential information of any Company.

(7) None of the Intellectual Property Rights used by any Company are or should be the subject of a licence agreement with any member of the ADT Group.

C.7     Insurance

(1) The particulars of the insurance policies effected for the benefit of each Company which are included in the Disclosure Documents are correct.

(2) So far as the Seller is aware nothing has been done or omitted to be done by any of the Companies which could make any of those policies of insurance void or voidable.

C.8     Data

(1) Each UK Company has complied in all material respects with all relevant requirements of the Data Protection Act 1984, including the following:

   (a)  the data protection principles established in that Act;

   (b)  requests from data subjects for access to data held by it; and

   (c) the requirements relating to the registration of data users and so far as relevant, computer bureaux.

(2) No UK Company has received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the Data Protection Act 1984 or any of the data protection principles, requiring a Company to change or delete any data or prohibiting the transfer of data to a place outside the United Kingdom.

(3) No individual has claimed compensation from any UK Company under the Data Protection Act 1984 for loss or unauthorised disclosure of data.

 (4) Each European Company has complied in all material respects with any provisions analogous to those referred to in paragraph (1) above in the jurisdiction in which it is incorporated.

C.9     Business names

  No Company carries on business under a name other than its own corporate name.

C.10    No powers of attorney

  No Company has granted any power of attorney or similar authority which remains in force.

C.11    Default

  Neither any Company nor, so far as the Seller is aware, any other party to any material agreement with any Company is in default under any such agreement in circumstances likely to give rise to a material adverse consequence for the Companies (taken as a whole).

C.12    Agencies

  No Company has any sales or marketing agent in respect of its products or services in any part of the world.

C.13    Trade warranties

(1)     Except in the ordinary course of business no Company:

   (a) has given any guarantee or warranty or made any representation in respect of articles or trading stock sold or contracted to be sold by it, save for any guarantee or warranty implied by law; or

   (b) has accepted any liability or obligation to service, repair, maintain or take back any articles or stock after any such articles or stock have been delivered by it, save pursuant to any guarantee or warranty implied by law.

(2) No Company has manufactured, sold or supplied products which are or were in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with any applicable legislation, orders, regulations, standards or requirements, in each case to an extent which exceeds the normal industry levels for faulty, defective or non-compliant products.

D.                              TAXATION

D.1.    General

(1)     Tax returns

  All notices, computations and returns which ought to have been given or made have been properly and duly submitted by each Company to the relevant taxation or excise authorities and all information, notices, computations and returns submitted to such authorities are true and accurate in all material respects and are not the subject of any material dispute nor, so far as the Seller is aware, are likely to become the subject of any material dispute with such authorities.

(2)     Taxation liabilities

  All taxation of any nature whatsoever for which a Company is liable or for which a Company is liable to account has been duly paid (insofar as such taxation ought to have been paid).

(3)     Penalties and interest

  No Company has within the past six years paid or become liable to pay, nor so far as the Seller is aware are there any circumstances by reason of which any Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with taxation.

(4)     Investigations

  No Company has within the past twelve months suffered any investigation, audit or visit by any taxation or excise authority, and the Seller is not aware of any such investigation, audit or visit planned for the next twelve months.

(5)     Consents and clearances

  No transaction in respect of which any consent or clearance was required or sought from any tax authority has been entered into or carried out within the past six years without such consent or clearance having first been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based at a time when such consent or clearance was valid and effective.

(6)     Special arrangements

  No tax authority has operated or agreed to operate any special arrangement (being any arrangement which is not based on relevant legislation or any published practice) in relation to any Company's tax affairs.

(7) So far as the Seller is aware any guidance given to a Company by a tax authority following a tax audit has been followed by the Company.

(8) There are no proceedings pending with a tax authority or a tax court to which a Company is a party.

(9) The Disclosure Documents provide full details of all tax rulings obtained by or applicable to any Company and any conditions contained in such tax rulings have been fully complied with

D.2     Payments

  All rents, interest, royalties, licence fees and annual payments paid or payable by a Company since the Accounts Date or which there is a subsisting obligation for a Company to pay in the future are or will be wholly allowable as deductions or charges in computing the income of the Company for taxation purposes.

D.3     Depreciation

(1) On the assumption that disposals are made for a consideration equal to the book value of any pool of assets or any asset not in such a pool shown in or adopted for the purpose of the Financial Information no charge to tax would arise on the disposal by a Company of any of its assets or pool of assets.

(2) No claim has been made for the depreciation of any asset of a Company for tax purposes in circumstances in which the claim is likely to be disallowed.

D.4     Capital gains

(1) The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Financial Information to be made) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by a Company of any of its assets.

(2) None of the assets of a Company have been disposed of or acquired since the Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for taxation purposes as being different from the consideration received or given.

D.5     Employees - compensation for loss of office

  No Company is under an obligation to pay nor has since the Accounts Date paid or agreed to pay any compensation for loss of office or any gratuitous payment in excess of $50,000 and which is not deductible in computing its income for the purposes of taxation.

D.6     Tax grouping

(1) No Company has at any time within the last six years had its tax affairs dealt with on a consolidated basis nor has any Company entered into any tax sharing arrangement with any other company (including, without limitation, any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed).

(2) The Disclosure Letter gives details of every written arrangement referred to in paragraph (1) above that a Company has entered into.

(3) Except as provided in the Financial Information no Company is nor will it be under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before the Accounts
  Date under the arrangements referred to in paragraph (1) above.

D.7     Completion

  No charge to tax will arise on a Company by virtue only of the entering into and/or completion of this agreement.

D.8.    Tax residence

  Each Company is resident for taxation purposes in the country of its incorporation and is not and has not been subject to tax in any other jurisdiction.

D.9     Secondary liability

  No Company is nor will it become liable to taxation chargeable primarily on any other company.

D.10    Transfer pricing

  No transactions or arrangements involving a Company have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a taxation or excise authority.

D.11    Deemed income and gains

  Except as provided in the Financial Information, no Company has a liability to taxation on income or gains except in respect of and to the extent of income and profits actually received, nor do any arrangements exist which may give rise to such a liability.

D.12    Value added tax

(1) Each Company is duly registered for the purposes of the equivalent of value added tax in the jurisdiction in which it is incorporated and has been so registered at all times that it has been required to be so registered ("VAT").

(2) Each Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments.

(3) No Company has made exempt supplies in the current or preceding VAT year applicable to that Company and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies received and imports made (or agreed or deemed to be received or made) by the Company since the Accounts Date.

(4) The Disclosure Letter contains full particulars of all elections to waive exemption in respect of land owned by a Company made or agreed to be made by a Company and in no case has VAT been charged by a Company whether on rents or otherwise, which is not properly chargeable because the relevant person has not made an election to waive exemption having effect in relation to the relevant supply.

(5) Immediately following Completion, no Company will be bound by any lease, tenancy or licence in the case of which under its terms or by statute the Company is or could become liable to pay an amount in respect of VAT chargeable as a result of the making of an election to waive exemption.

(6) No Company is or has been treated as a member of a group for the purposes of VAT.

D.13    Stamp tax

(1) So far as the Seller is aware all stamp duty, stamp duty reserve tax, registration duties and similar taxes or duties have been paid in respect of all transactions and any instrument or document which affect the title of a Company to any asset owned by the relevant Company at Completion.

(2) All duties, fees and penalties payable in respect of the capital of each of the Companies (including any premium over nominal value to which any share was issued) have been duly accounted for and paid and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

 E. PROPERTIES

E.1     Good and marketable title

(1) The Properties are the only properties in any part of the world owned, controlled, used or occupied by any Company or in which any Company has any proprietary interest.

(2) The legal and beneficial owner of each Property is the Company shown in Exhibit 2, and such Company is in exclusive occupation of it and has a good and marketable title to it.

(3) Each Company has in its possession or control free from any lien all of the deeds and documents necessary to prove the title of the Company to the Properties owned by it.

E.2     Roads and services

  The relevant Company has a permanent legal right free from restriction or limitation and from onerous and unusual conditions to use all roads providing access to and egress from and all conducting media serving each Property in the manner in which they are presently used.

E.3     Free from encumbrances

(1) Each Property is free from encumbrances or third party rights of any kind whatever which conflict with, inhibit or restrict the present use of such Property or materially affects its value.

(2) None of the Properties is subject to any debenture, mortgage, charge, lien, deposit by way of security or similar encumbrance, or any lease, option or right of pre-emption or any agreement or commitment to give or create any of the foregoing.

E.4     Covenants

(1) There is no covenant, restriction, burden, stipulation or outgoing affecting any Property which is of an onerous or unusual nature or which conflicts with, inhibits or restricts its present use or materially affects its value.

(2) No Company has received any notice alleging any material breach of any covenant affecting the freehold or leasehold titles to the Properties which allegation remains outstanding.

E.5     Disputes

  There are no outstanding disputes regarding boundaries, easements, covenants or other matters relating to any Property or its present use.

E.6     Planning

(1) In this paragraph "Planning Law" means all statutes, statutory instruments, byelaws and regulations concerning the control of development of land and the use of land (including changes in such use) in the jurisdiction in which the relevant Property is situated.

(2) The present use of each Property is that set out in Exhibit 2; that use is authorised under Planning Law and the permissions authorising that use are unconditional and permanent.

(3) No Company has received notice alleging that a material breach of Planning Law has been committed in relation to any Property which allegation remains outstanding.

E.7     Notices, orders and proposals

  Neither the Seller nor any Company has received any notice or order affecting any Property from any Government department, any authority or any third party and so far as the Seller is aware there are no proposals on the part of any Government department or any authority which would adversely affect any Property, including, without limitation, those relating to compulsory purchase or highways works.

E.8     Statutes
  So far as the Seller is aware all statutes, orders or regulations affecting the use and enjoyment of the Properties for their current use have been observed in all material respects (here meaning material in the context of each individual Property) and there are no material (as defined in this Warranty) outstanding requirements or recommendations of any competent authority in respect of any of the Properties.

E.9     Compliance with leases
  In relation to the Properties which are leasehold, the Company has paid all sums due and, so far as the Seller is aware observed and performed in all respects all other material obligations on the part of the tenant and the conditions contained in the leases and the obligations contained in any licence or other document supplemental to any of the leases.

E.10    Contingent liability
  In respect of any real property whether freehold, leasehold, licensed or occupied under an informal or undocumented arrangement in any part of the world (other than the Properties) no Company has any liability (whether actual, contingent or prospective) or obligation to:

  (a) perform covenants (restrictive or positive) or agreements affecting or relating to land;

   (b) pay rent or rents, service charges, insurance premiums or other monies or observe or perform covenants, obligations or conditions contained in any lease, agreement for lease, licence, deed, agreement or other document ancillary or supplemental to a lease whether or not expressed to be so;

   (c) make payment under or otherwise observe or perform any guarantee or surety whether as primary or secondary obligor or indemnity or otherwise assume any liabilities of any third party by accepting a leasehold or in any other manner; or

   (d) make payments under or otherwise observe or perform any agreement for sale option or right of pre-emption.

F. EMPLOYEES

F.1     Particulars of  employees
(1) The persons whose names are set out in Exhibit 3 are all the employees of the Companies and that exhibit contains a fair summary of the material terms of their employment, including their remuneration and the other benefits which they are entitled to receive from the Companies.

(2) No Senior Employee of any Company has given, or has been given, notice of termination of his employment.

(3) Since the Accounts Date no material change has been made to the basis or rate of remuneration, the emoluments or pension benefits of any of the Senior Employees or any of the other employees of the Companies which, in the case of the latter, has had a material adverse effect on the Companies taken as a whole.

(4) No Company has received any notice or allegation that it has failed in any material respect to comply with any legislation, regulations, codes of conduct and terms and conditions of employment relating to its employees' rights generally and which remains outstanding or unresolved.

F.2     Terms of employment
  All the contracts of employment of those persons whose names are set out in Exhibit 3 are terminable by their employer on three months' notice or less without giving rise to any claim for damages or compensation (other than compensation pursuant to the Employment Protection (Consolidation) Act l978 in respect of the UK Companies or analogous legislation in respect of the European Companies).

F.3     Profit - sharing schemes

  The Disclosure Documents contain particulars of every share incentive, share option, profit sharing or similar scheme applicable to any employee of any Company.

F.4     Compensation and other sums due to or from employees
(1) No Company has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to or in relation to any present or former employee or any other outstanding liability arising from the termination of any contract of employment.

(2) Except in respect of reimbursement of out-of-pocket expenses, relocation expenses and normal accruals of emoluments no sum is owing or promised by any Company to any of its employees or former employees.

(3) No Company has made any loan or advance or provided any credit to any employee or former or prospective employee which is outstanding.

(4) No Company has an obligation to any present or former employee to make any payment on redundancy in excess of the applicable statutory redundancy payment.

(5) No employee of any of the Companies has any right or any increased right, whether contractual or otherwise, which arises or which may arise on the acquisition of the Shares by the Purchaser under this agreement or which is contingent on the change of control or ownership of any Company.

F.5     Pension Schemes
(1)     In this paragraph:

  "Approved" means approved by the Board of Inland Revenue as an exempt approved scheme (within the meaning of section 592 of the Taxes Act
  1988) and "Approval" has the corresponding meaning;

  "European Schemes" means the schemes providing
  Retirement/death/disability Benefits operated by the European Companies in the Netherlands, Belgium and Switzerland details of which are disclosed in the Disclosure Documents;

  "Retirement/death/disability Benefit" means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question or given or to be given on or in connection with the illness, injury or disability of, or suffering of any accident by, an employee;

  "Schemes" means the ADT Pension Plan and Britannia Pension and Life Assurance Scheme, and "Scheme" means either one of them; and

  "Scheme Documents" means those documents (copies of which are contained in the Disclosure Documents) constituting and governing the Schemes (including all notices, announcements and explanatory literature of current effect) and all documents relating to the Companies' participation in and obligations under the Schemes.

(2) All information contained in the Disclosure Documents in connection with the Schemes and the European Schemes is correct, and there is no omission from any of this information which would render it misleading in any material respect.

(3) Except pursuant to the Schemes and the European Schemes no Company is under any obligation (actual or contingent, present or future) to pay, provide or contribute towards or provide or secure through the payment of premiums, any Retirement/death/disability Benefit in any jurisdiction for or in respect of any present or past officer or employee (or any spouse, child or dependant of any of them) of any Company or of any predecessor in business of any Company.

(4) The Scheme Documents contain full particulars of all the benefits provided by, or to be provided by, and the terms of the Schemes, including (but without limitation) any enhancement of or addition to the benefits or terms in respect of any person.

(5) The Schemes are Approved and there is no ground known to the Seller on which Approval may be withdrawn or cease to apply.

(6) The contributory members of the ADT Pension Plan employed by any Company are contracted-out of the State Earnings-Related Pension Scheme by reference to the Scheme. There is no ground known to the Seller on which contracted-out status may be withdrawn or cease to apply.

(7) All the Companies participating in the Schemes have paid all sums due from them and have observed and performed all their other obligations under the Scheme Documents.

(8) All the Companies participating in the European Schemes have paid all contributions and premiums due from them in accordance with the European Schemes.

(9) No debt has become due in respect of the Schemes under section 144 of the Pension Schemes Act 1993.

(10) No members of the Schemes employed by any Company and in pensionable service are employed outside the United Kingdom.

F.6     Disputes and collective agreements
(1) No significant claim has been made or threatened against any Company and which remains unresolved or outstanding in respect of any act, event, omission or other matter arising out of or in connection with:

  (a)   any application for employment by any person;

  (b)   the employment or termination of employment of any person;

  (c)   any Retirement/death/disability Benefit (as defined in F.5);

  and the Seller is not aware of any circumstance which may give rise to any such claim or investigation. For this purpose a "significant" claim is one which may result in a Company being liable to pay compensation or other sums in excess of $50,000 to any individual.

(2) There is not, and during the three years preceding the date of this agreement there has not been, any industrial action affecting any Company and the Seller is not aware of any circumstance which is likely to give rise to such industrial action.

(3) No Company is a party to any collective bargaining agreement, dismissal procedures agreement or union membership agreement.

  SCHEDULE 4

                               WARRANTY LIMITS

1.      Each of the Purchaser and Checkpoint acknowledges and agrees that:

   (a) the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any other member of the ADT Group in connection with this agreement;

   (b) any claim in connection with any of the Warranties (a "Warranty Claim") shall be subject to the following provisions of this Schedule; and

   (c) at the time of entering into this agreement it is not aware of any matter or thing which is inconsistent with the Warranties or constitutes a breach of any of them.

2. The liability of the Seller under or in respect of the Warranties shall be limited as follows:

   (a) the Seller shall not be liable in respect of any breach of the Warranties if and to the extent that (i) it is liable in respect of the matter or circumstances giving rise to the breach under the Tax Deed or (ii) the matter or circumstances giving rise to the breach give rise to an Adjustment;

   (b) the Purchaser shall not be entitled to recover any damages in respect of any breach or breaches of the Warranties (other than in respect of those relating to Taxation set out in part D of
        Schedule 3 or, for the avoidance of doubt, any amount recoverable under the Tax Deed) except to the extent that the amount of damages in respect of all such breach or breaches exceeds in aggregate the sum of $500,000; and

   (c) the maximum aggregate liability of the Seller in respect of all and any Warranty Claims and all and any claims under the Tax Deed shall not exceed $54,000,000 less the aggregate amount of any Adjustments.

3.      The Purchaser shall not be entitled to make any Warranty Claim:

   (a) to the extent that provision for the matter or liability which would otherwise give rise to the claim in question is made or reflected in the Net Asset Statement;

   (b) in respect of anything fairly disclosed in the Disclosure Letter or the Disclosure Documents;

   (c) if the claim would not have arisen but for a change in legislation made after the date of this agreement (whether relating to taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by the Inland Revenue or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part); or

   (d) to the extent that the claim arises as a result only of any change after Completion in the accounting bases upon which any Company values its assets; or
   (e) to the extent that the circumstances or matters which would otherwise give rise to the claim in question occurred after 22nd November, 1993 at the instigation, or with the active participation or assistance, of Dr. L.A. Geiges.

4. If the Purchaser becomes aware of a matter which could give rise to a Warranty Claim it shall give notice of the then known relevant facts to the Seller as soon as reasonably practicable and (subject to the provisions of the Tax Deed in relation to any matter which may form the subject of a claim under it) if the Warranty Claim in question is as a result of or in connection with a liability or alleged liability to a third party:

   (a) the Purchaser shall procure the Companies or the relevant one or more of them to take such action to avoid, dispute, resist, appeal, compromise or contest the liability as may be reasonably requested by the Seller and the Seller shall indemnify the Purchaser in respect of all costs incurred thereby; and
   (b) the Purchaser shall procure the relevant Company to make available to the Seller such persons and all such information as it may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting any such liability.

   5. The Seller shall cease to have any liability under or in respect of the Warranties:

   (a) on the seventh anniversary of Completion in respect of those Warranties relating to Taxation or, if later, the expiry of the period in any relevant jurisdiction other than the United Kingdom during which the revenue authorities may assess the tax liabilities of the relevant Company in respect of any period prior to Completion; and
   (b) on the second anniversary of Completion in respect of any other Warranties except in respect of a Warranty Claim of which the Purchaser gives notice to the Seller before the relevant date and in accordance with paragraph 4 above but, unless the Seller shall have assumed conduct of the claim in question in accordance with the above provisions, the liability of the Seller in respect of any Warranty Claim shall absolutely terminate if proceedings in respect of it have not been commenced within twelve months of service of notice of that Warranty Claim.

6. Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the Warranties if, in respect of any matter which would otherwise give rise to a breach of the Warranties, one of the Companies is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion) the amount of insurance monies to which that Company is or would have been entitled shall reduce pro tanto or extinguish the claim for breach of the Warranties.

7. If the Seller makes any payment by way of damages for breach of the Warranties (the "Damages Payment") and any of the Companies or the Purchaser receives any benefit otherwise than from the Seller which would not have been received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made, the Purchaser shall, once it or the relevant Company has received such benefit, forthwith repay to the Seller an amount equal to the lesser of the amount of (i) such benefit and (ii) the Damages Payment.



8. The Purchaser shall refrain from doing, and shall procure that the Companies refrain from doing, any act or thing (other than in the ordinary course of business of the Companies) which it knows may give rise to a Warranty Claim which would not otherwise arise.

9. The Purchaser shall not be entitled to rescind this agreement after Completion in any circumstances.

10. The provisions of this Schedule shall have effect notwithstanding any other provisions of this agreement.

 SCHEDULE 5
                                  TREATMENT OF CLAIMS


1.      Interpretation

  In this schedule:

  "Claim" means each of the following actions, proceedings, claims or demands made against a Company and referred to in the Disclosure Letter:

  (a) the alleged patent infringement claims by MW Trading ApS against Actron SA and Actron UK Limited;

  (b)   the action brought by Augustin St Marcq against Actron SA;

  (c)   the action brought by Landrelly S.a.r.L. against Actron SA; and

   (d)  the action brought by Fors France SA against Actron SA;

  insofar as it relates to any act or omission ocurring, or any matter or circumstance arising, before Completion;

  "Counterclaim" means, in relation to any Claim, any action, proceedings, claim or demand available to any of the Companies against any Third Party, whether by way of counterclaim or set-off or otherwise;

   "Costs" means any:

   (a)  legal and accountancy fees;

   (b)  fees or costs of expert witnesses or other experts;

   (c)  fees of any court or other tribunal;

   (d)  costs awarded to any other person against any Company;

  in each case relating to the conduct of any Claim or Counterclaim incurred on or after Completion, excluding any VAT.

   "Finally Determined" means, in relation to any Claim or Counterclaim, the date on which:

   (i) if there is an appeal procedure available from the decision of the competent tribunal or court relating to the Claim or Counterclaim, the time limit for an appeal against a final judgment, order or award of the competent tribunal or court expires without an appeal against that decision being made; or

   (ii) if there is no appeal procedure available from the decision of the competent tribunal or court in respect of the Claim or Counterclaim, the decision is made; or

   (iii) any formal agreement is signed settling the Claim or Counterclaim; or

   (iv) the Claim or Counterclaim is formally abandoned or withdrawn; and

  "Third Party" means any person making a Claim or against whom a Counterclaim is made or who is at any time a party to any proceedings in respect of the Claim or Counterclaim.

2.      Conduct

(1)     The provisions of this paragraph apply to each Claim and Counterclaim.

(2) The Seller shall be entitled to resist the Claim in the name of the Companies or the relevant one or more of them and shall have the sole and exclusive conduct on behalf of the Companies concerned of the defence of any Claim, the prosecution of any Counterclaim, and of any appeal, dispute, compromise of or in relation to the Claim or any Counterclaim and of any incidental negotiations (including any settlement of all or part of the Claim or Counterclaim).

(3) The Purchaser shall procure that the Companies shall appoint or confirm the appointment of such professional advisers as the Seller may decide in relation to the Claim and any Counterclaim.

(4) The Seller shall pay all the Costs incurred by the Seller on behalf of any Company relating to the conduct of the Claim and any Counterclaim.

(5) The Purchaser confirms to the Seller that no member of the Purchaser's Group (excluding the Companies) has assisted any person making a Claim or (other than as a licensee of MW Trading ApS) has any business relationship with any such person and undertakes to the Seller that, except as directed by the Seller in writing from time to time, no member of the Purchaser's Group shall do or, so far as it is able to do so, permit any of the officers or employees to do any act or thing after Completion which would compromise or prejudicially affect the liability of any Company in respect of any Claim or its rights in repect of any Counterclaim, but the Purchaser shall not be deemed to be in breach of this undertaking merely because a Company elects (at its risk) after Completion to continue selling products the subject of the alleged patent infringement claims by MW Trading ApS against Actron SA and Actron UK Limited referred to in paragraph 1 above.

(6) The Purchaser shall and shall procure that all other members of the Purchasers Group shall:

   (a) co-operate with the Seller and its professional advisers and at the request of the Seller or its professional advisers provide all such assistance and information as is in the possession or under the control of any member of the Purchaser's Group relating to any Claim or Counterclaim as soon as practicable after any request is received;

   (b) promptly (by fax where practicable) advise the Seller or its professional advisers of any communication or information, and forward to them any correspondence, notice or other document, received from any person relating to any Claim or Counterclaim;

   (c) ensure that such employees or officers of any member of the Purchaser's Group as are from time to time specified by the Seller or its professional advisers:

         (i) are available at all reasonable times to discuss any matter relating to the Claim or Counterclaim with the Seller or its professional advisers; and
         (ii) provide any such assistance as the Seller or its professional advisers reasonably require in relation to the Claim or Counterclaim.

(7) The Seller shall procure that the Purchaser is kept informed of all material developments relating to the progress of any Claim or Counterclaim and shall notify the Purchaser forthwith on any Claim or Counterclaim being Finally Determined and provide the Purchaser with particulars of the outcome, specifying the amount payable to or by any Company.

3.      Adjustment to consideration

(1) This paragraph shall apply on each occasion on which a Claim or Counterclaim is Finally Determined.

(2)     If as a result of the Claim or Counterclaim being Finally Determined:

   (a) any Company is obliged to make a payment to a Third Party (including any costs of the Third Party), the Seller shall pay to the Purchaser a sum equal to the amount of that payment, less a sum equal to any amount which any Company is entitled to receive from that Third Party as a result of the Claim or Counterclaim being Finally Determined;
   (b) any Company receives a payment from a Third Party (including any Costs), the Purchaser shall pay to the Seller a sum equal to the amount of that payment less a sum equal to any amount which any Company is obliged to pay to that Third Party as a result of the Claim or Counterclaim being Finally Determined.

(3)    Any amount becoming payable by or to the Seller under sub-paragraph
(2)
  above shall be paid by or to it within five Business Days of the date on which the Claim or Counterclaim is Finally Determined, by way of an adjustment to the consideration for the sale of the Shares.

Signed by Nicholas W. Wells)
for ADT (UK) LIMITED       )

Signed by David B. Hammond )
for ADT LIMITED            )

Signed by Neil D. Austin)
for ELECTRONIC             )
SIGNATURES, INC.           )

Signed by Neil D. Austin   )
for CHECKPOINT SYSTEMS, INC)